Exhibit 99.2

Pixar Announces Two-for-One Stock Split

EMERYVILLE, CA - (March 23, 2005) Pixar Animation Studios (Nasdaq: PIXR) today announced that its Board of Directors has approved a two-for-one split of the company’s common stock and a proportional increase in the number of Pixar common shares authorized from 100 million to 200 million.

Shareholders of record at the close of trading on April 4, 2005 will receive one additional share of Pixar for every outstanding share held on the record date. Trading will begin on a split-adjusted basis on April 19, 2005.

About Pixar Animation Studios

Pixar Animation Studios (Nasdaq: PIXR, http://www.pixar.com) combines creative and technical artistry to create original stories in the medium of computer animation. Pixar has created six of the most successful and beloved animated films of all time: Toy Story, A Bug’s Life, Toy Story 2, Monsters, Inc., Finding Nemo and The Incredibles. Pixar has won 18 Academy Awards® and its six films have grossed more than $3.2 billion at the worldwide box office to date. The Northern California studio will release its next film, Cars, on June 9, 2006.

For More Information Contact:

Nils Erdmann

Investor Relations

Pixar Animation Studios

(510) 752-3374